Filed Pursuant to Rule 433 Registration No. 333-158385 March 11, 2010 FREE WRITING PROSPECTUS (To Prospectus dated April 2, 2009 and Prospectus Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ 95% Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the Euro due March 25, 2013 (the “Notes”)

General
•
The Notes are designed for investors who seek exposure to the potential appreciation of an equally weighted basket of currencies (the “Basket”) consisting of the Brazilian Real (“BRL”), Australian Dollar (“AUD”), Norwegian Krone (“NOK”) and Canadian Dollar (“CAD”) (each a “Basket Currency” and together the “Basket Currencies”) relative to the Euro from the Trade Date to the Final Valuation Date. Investors should be willing to forgo interest or any other periodic payments, and receive a return at maturity as low as -5% from their initial investment if the level of the Basket depreciates or fails to appreciate during the term of the Notes (5% of your principal is at risk) and a return as high as either the greater of the Digital Coupon Rate of between 15% and 18% (the actual Digital Coupon Rate will be determined on the Pricing Date) or the Basket Return if the level of the Basket appreciates during the term of the Notes.

•
The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing March 25, 2013†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.

Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Principal Amount:	$1,000 per Note.
Basket:	The Notes are linked to an equally weighted basket consisting of four currencies that measures the performance of such currencies relative to the Euro.

Basket Currency	Fixing Source	Initial Spot Rate	Basket Currency Performance Weighting
Brazilian Real	BRL PTAX at Reuters Page BRFR and EURUSD at Reuters Page ECB37		1/4
Australian Dollar	EURAUD at Reuters Page ECB37		1/4
Norwegian Krone	EURNOK at Reuters Page ECB37		1/4
Canadian Dollar	EURCAD at Reuters Page ECB37		1/4

Reference Currency:	Euro (EUR)
Payment at Maturity:	If the Basket Return is positive, you will receive a cash payment for each $1,000 Principal Amount of Notes, equal to the greater of:

$1,000 + ($1,000 × Digital Coupon Rate); or
$1,000 + ($1,000 × Basket Return).
If the Basket Return is positive, you will receive at least between $1,150.00 and $1,180.00 (depending on the actual Digital Coupon Rate, which will be determined on the Pricing Date) for each $1,000 Principal Amount per Note.

If the Basket Return is zero or negative, you will receive a cash payment for each $1,000 Principal Amount of Notes, equal to the greater of:
$950; or $1,000 + ($1,000 × Basket Return). If the Basket Return is zero or negative, you may lose up to 5% of your investment.
Digital Coupon Rate:	Between 15% and 18%. The actual Digital Coupon Rate will be determined on the Pricing Date.
Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 × [1 + (BRL Return × 1/4) + (AUD Return × 1/4) + (NOK Return × 1/4) + (CAD Return × 1/4)]

The BRL Return, AUD Return, NOK Return and CAD Return refer to the Currency Performance for the Brazilian Real, the Australian Dollar, the Norwegian Krone and the Canadian Dollar, respectively, relative to the EUR over the term of the Notes.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, relative to the Initial Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate Initial Spot Rate
Initial Spot Rate:
For EURAUD, EURNOK and EURCAD, the Initial Spot Rate will be the EUR/Basket Currency spot rate (representing the applicable Basket Currency that can be exchanged for one Euro) at 2:15 p.m. Central European time, expressed as the amount of foreign currency per one Euro, for settlement in two business days, as reported by the European Central Bank, which appears on the relevant ECB37 Reuters page or any successor page, on the Pricing Date.

For EURBRL the Initial Spot Rate will be the EURUSD Fixing Rate multiplied by the USDBRL Fixing Rate where EURUSD Fixing Rate is expressed as the amount of US dollars per one Euro which appears on Reuters page ECB37 at 2:15 p.m. Central European time and USDBRL Fixing Rate is expressed as the amount of Brazilian Reals per one US dollar which appears on Reuters page BRFR at approximately 5:30 p.m. Sao Paolo time on the Pricing Date.

Final Spot Rate:	For each Basket Currency, the Spot Rate on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such Basket Currency against the Euro, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this free writing prospectus under “Spot Rates.”  The Spot Rate for each Basket Currency is expressed as units of the respective Basket Currency per one Euro.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this free writing prospectus.

Trade Date:	March 12, 2010
Pricing Date:	March 15, 2010
Original Issue Date:	March 23, 2010
Final Valuation Date†:	March 18, 2013†
Maturity Date†:	March 25, 2013†
Calculation Agent:	HSBC USA Inc.
Listings:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	4042K0T54 /
Form of Notes:	Book-Entry

* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
† Subject to postponement in the event of a market disruption event as described in “Market Disruption Events”.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” on page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement relating to this free writing prospectus is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this free writing prospectus.
	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$12.50	$987.50
Total	$	$	$
(1) HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 1.25% for each $1,000 Principal Amount per Note in connection with the distribution of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this free writing prospectus.

March 11, 2010

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Basket identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Basket.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to the Basket identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket or any Basket Currency or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this free writing prospectus and “Risk Factors” on page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

•
PARTIAL PRESERVATION OF CAPITAL AT MATURITY – You will receive at least 95% of the Principal Amount of your Notes if you hold the Notes to maturity, regardless of the performance of the Basket. You should be willing to lose up to 5% of your initial investment. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the Notes is linked to the performance of a basket of four currencies, which we refer to as the Basket Currencies, relative to the Euro, and will enable you to participate in any appreciation of the Basket Currencies relative to the Euro, during the term of the Notes. Accordingly, the value of the Basket increases if the Basket Currencies appreciate in value relative to the Euro. The Basket derives its value from an equally weighted group of currencies consisting of the Brazilian Real, the Australian Dollar, the Norwegian Krone and the Canadian Dollar.

•
TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Sidley Austin LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments”, in order to illustrate the application of the noncontingent bond method to the Notes, we have estimated that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 2.69% per annum (compounded annually).  Further, based upon the method described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,083.26 at maturity.

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2010	$20.86
2011	$27.46
2012	$28.28
2013	$6.66

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity.  In addition, if a Note has been held until maturity, for purpose of determining the amount realized upon retirement of the Note at maturity, the U.S. holder is generally treated as receiving the projected amount provided by the projected payment schedule.  U.S. holders should also Note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon market conditions on the date the Notes are issued.  U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket or any Basket Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement.

•
SUITABILITY OF NOTES FOR INVESTMENT – You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The Notes do not guarantee the full return of your investment. The return on the Notes at maturity is linked to the performance of the Basket Currencies relative to the Euro and will depend on whether, and the extent to which, the Basket Return is positive or negative. Because the Notes are only 95% principal protected, you will receive less than your initial investment at maturity if the Basket Return is negative.

•	THE NOTES DO NOT PAY INTEREST – You will not receive periodic or other interest payments on the Notes during the term of the Notes.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. – The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•
THE NOTES ARE NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.  As such, the Currency Performance of each Basket Currency may be materially different from the return on a direct investment in the respective Basket Currency.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the maturity date could result in a substantial loss to you.

•
THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS – The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

•
GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The Notes are linked to the performance of the Basket, which is composed of four Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

•
CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your Notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
SMALL DIFFERENCES IN THE BASKET RETURN MAY CAUSE LARGE DIFFERENCES IN YOUR PAYMENT AT MATURITY – Small differences in the Basket Return on the Final Valuation Date may cause large differences in your Payment at Maturity, particularly when the Basket Return is at or near zero.  For example, a Basket Return of -0.1% would result in a Payment at Maturity of $999.00 for each $1,000 Principal Amount per Note, while a Basket Return of 0.01% would result in a Payment at Maturity of at least $1,150.00 for each $1,000 Principal Amount per Note (depending on the actual Digital Coupon Rate, which will be determined on the Pricing Date).  This discontinuity in the Payment at Maturity compared to the Basket Return is shown in the graph on page 7 in this free writing prospectus.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the Notes.

•
THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Brazilian Real is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Brazilian Real, and, consequently, the return on the Notes.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your Notes. Limited liquidity relating to any Basket Currency may also result in HSBC USA Inc., as calculation agent, being unable to determine the Currency Performances, and therefore the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Basket and the value of the Notes.

•
THE NOTES LACK LIQUIDITY – The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

•
WE HAVE NO CONTROL OVER EXCHANGE RATES – Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the Euro and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in a note that is linked to an exchange rate.

•
THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the Notes before the Final Valuation Date will not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the Notes before moving to unfavorable levels on the Final Valuation Date.

•
POTENTIALLY INCONSISTENT RESEARCH, OPINIONS, OR RECOMMENDATIONS BY HSBC – We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Basket Currencies to which the Notes are linked.

•
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the Euro. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the Euro, as reference currency;

•	the time to maturity of the Notes;

•	the volatility of the exchange rate between each Basket Currency and the Euro;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the Euro;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether any of the spot rates for the Basket Currencies will rise or fall. The Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

•
MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the calculation agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

What is the Payment at Maturity on the Notes Assuming a Range of Performances for the Basket?

The table below illustrates the Payment at Maturity for a $1,000 Principal Amount per Note for a hypothetical range of performances for the Basket Return. The table below reflects the Initial Basket Level of 100.00 and a Digital Coupon Rate of 15% (the actual Digital Coupon Rate on the Notes will be between 15% and 18% and will be determined on the Pricing Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Basket Return	Hypothetical Payment at Maturity	Hypothetical Total Return
35.00%	$1,350.00	35.00%
30.00%	$1,300.00	30.00%
25.00%	$1,250.00	25.00%
20.00%	$1,200.00	20.00%
15.00%	$1,150.00	15.00%
10.00%	$1,150.00	15.00%
5.00%	$1,150.00	15.00%
0.00%	$1,000.00	0.00%
-1.00%	$990.00	-1.00%
-2.50%	$975.00	-2.50%
-5.00%	$950.00	-5.00%
-10.00%	$950.00	-5.00%
-20.00%	$950.00	-5.00%
-30.00%	$950.00	-5.00%
-40.00%	$950.00	-5.00%
-50.00%	$950.00	-5.00%
-60.00%	$950.00	-5.00%
-70.00%	$950.00	-5.00%
-80.00%	$950.00	-5.00%
-90.00%	$950.00	-5.00%

Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases by 5% from the Initial Basket Level of 100 to a Final Basket Level of 105. The final Payment at Maturity is equal to $1,150.00 for each $1,000 Principal Amount per Note, representing a total return of 15% on the Notes.

Payment at Maturity for each $1,000 Principal Amount per Note = $1,000 + ($1,000 × Digital Coupon Rate)

$1,000 + ($1,000 × 15%) = $1,150.00

Example 2: The level of the Basket increases by 25% from the Initial Basket Level of 100 to a Final Basket Level of 125. The final Payment at Maturity is equal to $1,250.00 for each $1,000 Principal Amount per Note, representing a total return of 25% on the Notes.

Payment at Maturity for each $1,000 Principal Amount per Note = $1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × 25%) = $1,250.00

Example 3: The level of the Basket decreases by 2.5% from the Initial Basket Level of 100 to a Final Basket Level of 97.5. The final Payment at Maturity is equal to $975.00 for each $1,000 Principal Amount per Note, representing a total return of  -2.5% on the Notes.

Payment at Maturity for each $1,000 Principal Amount per Note = $1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -2.5%) = $975.00

Example 4: The level of the Basket decreases by 20% from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Basket Return decreased by more than 5%, the final Payment at Maturity is equal to $950.00 for each $1,000 Principal Amount per Note, representing a total return of -5% on the Notes.

Payment at Maturity for each $1,000 Principal Amount per Note = $950.00

Example 5: The level of the Basket remains constant from the Initial Basket Level of 100 to a Final Basket Level of 100. The final Payment at Maturity is equal to $1,000.00 for each $1,000 Principal Amount per Note, representing a total return of  0% on the Notes.

Payment at Maturity for each $1,000 Principal Amount per Note = $1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × 0%) = $1,000.00

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the Notes will be used in connection with hedging our obligations under the Notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date and during the term of the Notes (including on the Final Valuation Date) could adversely affect the amount you may receive on the Notes at maturity.

Spot Rates

The Spot Rate for the Brazilian Real on each date of calculation will be the EURUSD Fixing Rate multiplied by USDBRL Fixing Rate.  The EURUSD Fixing Rate is the Euro/US dollar exchange rate in the global spot foreign exchange market expressed as the amount of US dollars per one Euro which appears on Reuters page ECB37 at or after 2:15 p.m. (Central European time) on the Pricing Date or such other relevant date.  The USDBRL Fixing Rate is the US dollar/Brazilian Real exchange rate in the global spot foreign exchange market expressed as the amount of Brazilian Reals per one US dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 5:30 p.m. Sao Paolo time on the Pricing Date or such other relevant date, which appears on Reuters Page BRFR or any successor page.  Four decimal figures shall be used for the determination of such EURBRL exchange rate.

The Spot Rate for the Australian Dollar on each date of calculation will be the Euro/Australian Dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Australian Dollars per one Euro, as reported by Reuters on Page ECB37 or any substitute page, at or after 2:15 p.m. (Central European time) on the Pricing Date or such other relevant date. Four decimal figures shall be used for the determination of such EURAUD exchange rate.

The Spot Rate for the Norwegian Krone on each date of calculation will be the Euro/Norwegian Krone exchange rate in the global spot foreign exchange market, expressed as the amount of Norwegian Krones per one Euro, as reported by Reuters on Page ECB37 or any substitute page, at or after 2:15 p.m. (Central European time) on the Pricing Date or such other relevant date. Four decimal figures shall be used for the determination of such EURNOK exchange rate.

The Spot Rate for the Canadian Dollar on each date of calculation will be the Euro/Canadian Dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Canadian Dollars per one Euro, as reported by Reuters on Page ECB37 or any substitute page, at or after 2:15 p.m. (Central European time) on the Pricing Date or such other relevant date. Four decimal figures shall be used for the determination of such EURCAD exchange rate.

If any of the foregoing Spot Rates is unavailable (including being published in error, as determined by the calculation agent in its sole discretion), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Notes or prevents the calculation agent from determining such value or amount in the ordinary manner on such date, the calculation agent may determine such value or amount in good faith and in a commercially reasonable manner on such date or, in the discretion of the calculation agent, the Final Valuation Date, and Maturity Date may be postponed for up to five scheduled trading days, each of which may adversely affect the return on your Notes. If the Final Valuation Date has been postponed for five consecutive scheduled trading days, then that fifth scheduled trading day will be the Final Valuation Date and the calculation agent will determine the value of such Basket Currency or Basket Currencies using the formula for and method of determining such value which applied just prior to the market disruption event (or in good faith and in a commercially reasonable manner) on such date.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus.  In that case, the business day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Basket Level (including each Final Spot Rate).  The accelerated Maturity Date will be the third business day following the accelerated Final Valuation Date (including each Final Spot Rate).

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Historical Information

The following first four graphs below show the historical daily performance of each Basket Currency expressed in terms of the conventional market quotation, as shown on Bloomberg Financial Markets, for each Basket Currency (in each case the amount of the applicable Basket Currency that can be exchanged for one Euro, which we refer to in this term sheet as the exchange rate) from March 9, 2000 through March 9, 2010. The exchange rates of the Brazilian Real, Australian Dollar, Norwegian Krone and Canadian Dollar, relative to the Euro on March 9, 2010, were 2.4150, 1.4880, 8.0263 and 1.3957 respectively.

The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Basket Return. The value of the Basket, and thus the Basket Return, increases when the individual Basket Currencies appreciate in value against the Euro.

The last graph below shows the daily performance of the Basket from March 9, 2000 through March 9, 2010, assuming that the Basket Closing Level on March 9, 2000 was 100, that each Basket Currency had a 1/4 weight in the Basket on that date and that the historical exchange rates of each Basket Currency on the relevant dates were the Spot Rates on such dates. The closing exchange rates and the historical daily Basket performance data in such graph were the rates reported by Bloomberg Financial Markets and may not be indicative of the Basket performance using the Spot Rates of the Basket Currencies that would be derived from the applicable Reuters page.

EUR/BRL Spot Rate

4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
Mar-00
Mar-01
Mar-02
Mar-03
Mar-04
Mar-05
Mar-06
Mar-07
Mar-08
Mar-09
Mar-10

EUR/AUD Spot Rate

3
2.5
2
1.5
1
0.5
0
Mar-00
Mar-01
Mar-02
Mar-03
Mar-04
Mar-05
Mar-06
Mar-07
Mar-08
Mar-09
Mar-10

EUR/NOK Spot Rate

10
9
8
7
6
5
4
3
2
1
0
Mar-00
Mar-01
Mar-02
Mar-03
Mar-04
Mar-05
Mar-06
Mar-07
Mar-08
Mar-09
Mar-10

EUR/CAD Spot Rate

2
1.5
1
0.5
0
Mar-00
Mar-01
Mar-02
Mar-03
Mar-04
Mar-05
Mar-06
Mar-07
Mar-08
Mar-09
Mar-10

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 1.25%, or $12.50, for each $1,000 Principal Amount per Note.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this free writing prospectus, which is expected to be the seventh business day following the Trade Date of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes between the Trade Date and March 17, 2010, inclusive, will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.